Exhibit 10.17E
[AEP LETTERHEAD]
Oxford Mining Company, Inc.
c/o Eagle Fuels
330 Oak Park,
P.O. Box 291
Cadiz, OH 43907
Attention: Charles C. Ungurean
December 5, 2006

Re:	Coal Purchase and Sale Agreement No. 10-62-04-900 dated as of May 21, 2004, between American Electric Power Service Corporation, as agent for Columbus
Southern Power Company (“Buyer”) and Oxford Mining Company, Inc. (“Seller”)
and Buyer’s Right of First Refusal
Dear Mr. Ungurean:
Item 4 of Amendment No. 2006-03 amends Article V of the above-referenced Agreement to increase the Contract Price as of the various dates set forth therein. In consideration for such increases Seller and its sole shareholders, Thomas T. Ungurean and Charles C. Ungurean (individually and collectively “Shareholder”) agree to the following:
In the event Seller or Shareholder (a) offers its Ownership Interest (as hereinafter defined) for sale by engaging the services of an investment banker, advisor, or other agent to solicit potential buyers of Seller’s Ownership Interest, or otherwise, (a “Marketing Arrangement”) or (b) receives an unsolicited expression of interest from a third party to acquire an Ownership Interest that Seller or Shareholder wishes to consider, then in either event Seller or Shareholder, as applicable, shall immediately notify Buyer that Seller or Shareholder has entered into a Marketing Arrangement or received an expression of interest and Buyer shall have the right to conduct a “due diligence” investigation upon the same terms offered to any potential buyer through the Marketing Arrangement or to any third party offeror. In the event (c) Seller or Shareholder receives a bona fide offer for any Ownership Interest from a third party that has not and will not conduct a “due diligence” investigation, then Seller or Shareholder shall notify Buyer that the offeror will not conduct such an investigation and Buyer shall have a period of thirty (30) calendar days from the date that Buyer receives such notice to conduct its “due diligence” investigation. Buyer shall have a Right of First Refusal to purchase Seller’s or Shareholder’s Ownership Interest on substantially the same Basic Economic Terms as the Ownership Interest would be sold to a third party.
Seller or Shareholder shall notify Buyer in writing of the receipt of a bona fide third party offer that Seller or Shareholder is willing to accept for any Ownership Interest, including the Basic Economic Terms of such offer (the “Notice of Offer”).
Seller’s and Shareholder’s Ownership Interest is defined as any shares of Oxford Mining Company, Inc.’s Common Stock, and Seller’s then-held assets. Notwithstanding the above, Seller or Shareholder may, one time only, convey not more than twenty-five percent of the Common Stock without providing Buyer with the Notice of Offer or being subject to Buyer’s Right of First Refusal, provided that Chuck Ungurean and Tom Ungurean may convey the Common Stock to each other or to trustees for estate planning purposes, without limitation. For the avoidance of doubt, any proposed conveyance of Common Stock by Seller, Chuck Ungurean, Tom Ungurean, or any trustees, individually and collectively, to any third party shall be subject to the one-time twenty-five percent restrictions set forth above.

Oxford Mining Company, Inc.
Buyer’s First Right of Refusal
Page Two
Seller’s assets that are routinely traded or sold in the normal course of business shall not require any Notice from Seller to Buyer or be subject to Buyer’s Right of First Refusal.
The Basic Economic Terms of any third party offer shall mean the following:
(a)	The Ownership Interest being offered to the third party;

(b)	The form of transfer, whether sale, lease, exchange, or other transfer;

(c)	The total consideration to be paid whether in the form of purchase price, lease payments, exchange property, assumption of obligations, or other consideration or benefits, and if all or a portion of the consideration is in other than cash, the fair market value of the non-cash consideration as determined by an independent investment banker or other appraiser recognized to be expert in making such valuations jointly selected by Buyer and Seller, or Shareholder, as applicable;

(d)	The terms of payment including time table for payment and interest charges, if any;

(e)	Security arrangements, if any, including without limitation, any mortgage, security interest, or third party guaranty to secure the payment of the consideration referred to in paragraph (c) above; and

(f)	Any other material terms of the third party offer.
If Buyer elects to acquire the Ownership Interest that is the subject of the proposed sale to a third party or parties, it shall exercise its Right of First Refusal by notifying Seller or Shareholder in writing within thirty days after Buyer’s receipt of Seller’s or Shareholder’s Notice of Offer. Failure of Buyer to notify Seller or Shareholder within the thirty-day period shall constitute a failure to elect by Buyer. If Buyer fails to give the acceptance notice within said thirty day period, Seller or Shareholder shall be free for a period of one- hundred and eighty (180) days following the date upon which the acceptance notice was due to enter into a contract with any non-affiliated third party to transfer the Ownership Interest on the same Basic Economic Terms and on any additional terms consistent with the Basic Economic Terms as contained in the original third party offer. Any offer or expression of interest subsequent to such one-hundred and eighty (180) day period or on different Basic Economic Terms or on additional terms inconsistent with the Basic Economic Terms shall be deemed to be a new third party offer of which Seller or Shareholder shall give notice to Buyer as hereinabove provided.
Buyer and Seller or Shareholder shall conclude the sale and purchase under the same Basic Economic Terms as set forth in the First Refusal Notice, or substantially similar terms, within ninety days of Buyer’s exercise of its Right of First Refusal.
If Buyer elects to acquire Seller’s or Shareholder’s Ownership Interest and is unable, after a good faith effort, to obtain such federal, state, county or other third party approvals as may be required for the sale, lease, exchange or other transfer of the Ownership Interest, Buyer shall be relieved of its obligation to acquire Seller’s or Shareholder’s Ownership Interest. In that event, then, notwithstanding the above, Seller or Shareholder shall be relieved of any further obligation to present to Buyer any future third party offers with respect to the Ownership Interest for which Buyer was unable to obtain the required approvals.
This Right of First Refusal shall remain in effect unless terminated as hereinbefore set forth until the earlier of (a) [*], or (b) the final transfer of all of the Ownership Interests, except for excluded assets, of Seller to a non-affiliated third party or parties by Seller or Shareholder pursuant to a bona fide third party offer(s) which was properly offered and refused by Buyer pursuant to this letter agreement.
Seller, Shareholder, and Buyer covenant and agree that the provisions of this letter shall remain strictly confidential and that neither party will disclose the terms of this letter or of any offer tendered to Seller or Shareholder except as may be necessary to disclose to a bona fide offeror, to secure financing, or to comply with governmental regulatory requirements.

Oxford Mining Company
Buyer’s Right of First Refusal
Page Three
Except as this letter agreement may amend the above-referred Agreement, all other provisions of the Agreement shall remain in full force and effect.
If Seller and Shareholder are in agreement with the foregoing, kindly indicate your acceptance thereof by signing the enclosed duplicate of this letter in the space provided and by returning it to this office.
Very truly yours,
/s/ Charles E. Zebula

Charles E. Zebula
SVP Fuel Emissions and Logistics
American Electric Power Service Corporation
Accepted and Agreed To
This 20th Day of December, 2006
Oxford Mining Company, Inc.

By:	/s/ Charles C. Ungurean
Charles C. Ungurean

Its	President

Thomas T. Ungurean (individually)

/s/ Thomas T. Ungurean

Charles C. Ungurean (individually)

/s/ Charles C. Ungurean